FOR IMMEDIATE RELEASE


             CARNIVAL CORPORATION TO ACQUIRE FAIRFIELD COMMUNITIES
              -----------------------------------------------------
                         IN $775 MILLION TRANSACTION
                         ---------------------------


             Fairfield is one of the Largest and Most Successful
                          Vacation Ownership Companies

            Transaction is an Extension of Carnival as One of the
                   Leading Vacation Companies in the World

   Provides Carnival with Access to Fairfield's Large Pool of Seasoned
                                Travelers

    Provides Fairfield With Expanded Sales and Marketing Opportunities


     MIAMI (01/24/00) -- Carnival Corporation, the world's largest cruise vacation company (NYSE: CCL), and Fairfield Communities, Inc (NYSE: FFD), one of America's largest vacation ownership companies, today announced they have entered into a letter of intent whereby Carnival will acquire Fairfield in a strategic merger. Under the proposed transaction, Fairfield would become a wholly owned subsidiary of Carnival.

     The transaction is to be structured as a tax-free reorganization in which stockholders of Fairfield will receive .3164 share of Carnival common stock for each Fairfield common share owned. Based on Carnival's closing price during the last 10 trading days, the exchange ratio implies a per share price of $15.61 for each Fairfield share, representing a premium of 54% over the average closing price of Fairfield's common stock during the same period. This values Fairfield's equity at $725 million. Including assumption of $50 million of Fairfield debt, the total value of the transaction is $775 million.

     Both parties intend that the transaction will be treated as a pooling-of-interest for accounting purposes. The transaction is expected to be accretive to Carnival's earnings per share in 2000. Fairfield serves more than 278,000 vacation-owning households, which totals approximately 640,000 individuals, and has 28 resorts throughout North America with six resorts under development. Fairfield has been successfully selling Carnival brand cruises through its innovative points-based vacation program (FairShare Plus(R)) since 1996 and is the largest purchaser of Carnival cruises among vacation ownership companies. Fairfield operates one of the largest points-based vacation systems in the world. Through this highly flexible system, owners are able to use their points for vacation experiences throughout the world. The fastest growing exchange request within the FairShare Plus(R) system is for cruises.

     According to Micky Arison, Carnival's chairman and CEO, the transaction would give Carnival access to a large pool of seasoned travelers, many of whom are experienced cruisers. Approximately 72% of Fairfield's customers have expressed an interest in cruising and 52% of Fairfield's customers have taken a cruise. Arison pointed out that the vacation ownership concept does more than provide "customers for life," in fact, it lasts beyond that, as the interests are passed down and remain in families.

     "I believe this will be a very synergistic combination of two large leisure and vacation companies serving the best interest of the stockholders of both Carnival and Fairfield," Arison said. "The wide-ranging opportunities presented by this transaction should allow us to capitalize on the tremendous brand, marketing and sales channels that exist between the two companies," he added. Arison noted that he looks forward to working with Fairfield's strong management team.

     Jim Berk, president and CEO of Fairfield, said that the transaction allows the company to align itself with the world's largest cruise company and leverage Carnival's global brand awareness, financial strength and reputation for high quality, value-oriented vacation products. He also indicated he believes this will enable Fairfield to accelerate the expansion of its business. "We believe the vacation ownership companies that will enjoy the greatest success in the future will do so as part of a large, well-branded company as we are now seeing with Marriott, Four Seasons and Disney," he said. "Fairfield stockholders should be enthusiastic about this transaction, as Carnival not only possesses tremendous brand recognition with consumers but also is one of the world's fastest growing and most dynamic vacation companies," he added.

     Berk pointed out that Carnival's stature as a worldwide vacation leader was validated in a 1999 Business Week magazine performance survey of S&P 500 companies in which Carnival ranked 33rd and was the only company in the "leisure time industry" category to make the top 50.

     Carnival has been seeking an acquisition in the vacation industry with the potential to achieve high returns and opportunities for significant growth. "This transaction is in line with that strategy, as both Carnival and Fairfield are characterized by aggressive strategic expansion, strong margins and leadership positions within their respective segments of the leisure travel industry. In addition, our guests share extremely similar demographic attributes," Arison said.

     Completion of the transaction is conditioned upon the receipt of all corporate, stockholder, regulatory and government approvals and other customary conditions, including completion of satisfactory due diligence and definitive documentation. No assurance can be given that the foregoing conditions will be satisfied or that the transaction will be finalized.

     Fairfield's stockholders should carefully review the proxy and registration statements when they are filed with the Securities and Exchange Commission with respect to the proposed transaction before making any decisions concerning the proposed transaction.

     Carnival Corporation is comprised of Carnival Cruise Lines, the world's largest cruise line based on passengers carried, Holland America Line, Windstar Cruises, Cunard Line Limited, which operates the Cunard and Seabourn cruise brands, and interests in Costa Cruises and Airtours plc. Combined, Carnival Corporation's various brands operate 45 ships in the Caribbean, Alaska, Europe and other worldwide destinations.

     Fairfield is one of the largest vacation ownership companies in North America. The company markets vacation products and manages resort properties that provide quality vacation experiences at 28 locations in 11 states and the Bahamas, to more than 278,000 vacation-owning households. Fairfield currently has six new properties under development.

     Carnival Corporation has scheduled an analyst call for 11 a.m. (EST) today to discuss the proposed transaction. Interested parties who would like to listen to the call may do so via a simulcast on the company's Web site at www.carnivalcorp.com.

                                     ###
****************************************************************************
NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival and Fairfield to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, changes in cruise industry capacity and competition, interest rate trends, availability of real estate properties, changes in tax and other laws and regulations affecting Carnival and Fairfield and other factors, which are described in further detail in the companies' filings with the Securities and Exchange Commission.


CONTACTS:
For Carnival Corporation:
Tim Gallagher - (305) 599-2600, ext. 16000

For Fairfield Communities:
Jim Berk - (407) 370-5200

Morgen Walke Associates
(212) 850-5600
Michele Katz/Ian Hirsch
Press: Stacey Reed


NOTE TO EDITORS:  A Fairfield fact sheet is attached.

                        FAIRFIELD COMMUNITIES, INC.
                                 FACT SHEET
----------------------------------------------------------------------------


GENERAL COMPANY DESCRIPTION
---------------------------
     Fairfield Communities, Inc. is one of the largest vacation ownership companies in the United States. The Company markets vacation products and manages resort properties, providing quality vacation experiences at 28 locations in 11 states and the Bahamas to over 250,000 Fairfield owners. The common stock trades on the New York Stock Exchange under the symbol "FFD."

OWNERS (as of 12/31/99)
-----------------------

     FairShare Plus             106,054
     Fixed week                 102,205
     Discovery                   28,463
     Lot                         38,212
     Select Vacation Club         3,491
                                -------
     Total Owners:              278,425
                                -------

FAIRFIELD RESORTS AND SALES CENTERS
-----------------------------------
Vacation Ownership Resorts:    28 resorts in 11 states
Resorts under development:      6
Rental Resorts:                 1
Urban Sales Centers:            5

OTHER RESORTS
-------------
Affiliate Resorts - Resorts which have an agreement with Fairfield to participate in the FairShare Plus program. Accommodations at the resort through FairShare Plus become available as these enrollments take place.

Associate Resorts - Resorts where Fairfield has acquired accommodations which are available in the FairShare Plus system for a limited period of time.

EMPLOYEES (active as of 12/31/99)
---------------------------------
5,404 employees

UNITS
-----
Approximate number of timeshare units managed and/or developed:  3,200

PROGRAMS
--------
     FairShare - Vacation ownership of a fixed week at a fixed location.
The FairShare Exchange (FAX) system offers internal exchanges to participating Fairfield resorts during three designated seasons.
     FairShare Plus - The reservation system that allows members to use points which are symbolic of their vacation ownership to make reservations at participating resorts. Members choose the location, season, length of stay and size of the unit.
     Ambassador Referral Program - The program where members can earn credits when their friends and family members visit a Fairfield sales location and purchase LeisurePlan.
     LeisurePlan - A travel-related benefits program that offers travel, entertainment and recreational opportunities and discounts.
     Discovery Vacations - A short-term membership in the FairShare Plus and LeisurePlan programs.
     VCI (Vacation Clearinghouse International) - The Fairfield program which provides additional resort rentals and listing service for resort rentals and resales.
     Select Vacation Club - A membership product that offers cash-back savings on travel-related services.
     Vacations-To-Go Hotline - An automated call-in service (1-800-851-5730) which provides a listing of last-minute vacation accommodations available at discounted values.

CORPORATE OFFICES
-----------------
8669 Commodity Circle, Suite 200
Orlando, FL 32819
407-370-5200

11001 Executive Center Drive
Little Rock, AR 72211
501-228-2700

6400 North Andrews Avenue, Suite 200
Fort Lauderdale, FL 33309